Exhibit 5
March 30, 2007
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Ladies and Gentlemen:
          In connection with the registration statement under the Securities Act of 1933, as amended, of debt securities, common stock, preferred stock, warrants depositary shares, purchase contracts, guarantees and units, I, as Senior Vice President – Corporate Governance, Associate General Counsel and Corporate Secretary of Pfizer, have examined such corporate records, certificates and other documents of Pfizer and such questions of law as I have considered relevant and necessary as a basis for my opinion.
          Based upon my review, I am of the opinion that:
     1. Pfizer has been duly incorporated and is an existing corporation in good standing under the laws of the state of Delaware.
     2. When the Registration Statement has become effective under the 1933 Act, the terms of the Securities which are debt securities and of their issue and sale have been duly established in conformity with any Indenture relating to the Securities which are debt securities so as to not violate any applicable law or agreement or instrument then binding on Pfizer, and the Securities which are debt securities have been duly executed, authenticated and delivered in accordance with such Indenture and issued and sold as contemplated in the Registration Statement, the Securities which are debt securities will constitute valid and binding obligations of Pfizer, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     3. The Common Stock will be validly issued, fully paid and non-assessable when: (a) the Registration Statement shall have become effective under the Securities Act; (b) final resolutions shall have been duly adopted by the Company’s Board of Directors or a duly authorized committee thereof, authorizing the issuance and sale of the Common Stock as contemplated by the Registration Statement and any prospectus supplement relating thereto, and if in an underwritten offering, in accordance with the terms and conditions of the applicable underwriting agreement, and the Common Stock is issued in a manner consistent therewith; and (c) the certificates representing the Common Stock in the form of the specimen certificate examined by me shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.
     4. Preferred Stock, warrants, depositary shares, purchase contracts, guarantees and units (“Other Securities”) to be issued under the Registration Statement shall have such terms and shall have been approved when final resolutions shall have been duly adopted by the Company’s Board of Directors or a duly authorized committee thereof, authorizing the issuance and sale of such Other Securities, as contemplated by the Registration Statement and any prospectus supplement relating thereto, and if in an underwritten offering, in accordance with the terms and conditions of the applicable underwriting agreement. The terms of any Other Securities issued pursuant to the Registration Statement shall be described in a periodic report on Form 8K to be filed by the Company at the time of issuance of such Other Securities.
     I consent to the filing of this opinion as an exhibit to the Registration Statement and to my name under the heading “Validity of Debt Securities” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Margaret M. Foran Margaret M. Foran